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                                                                     EXHIBIT 5.1

                                LATHAM & WATKINS
                                ATTORNEYS AT LAW
                       633 WEST FIFTH STREET, SUITE 4000
                       LOS ANGELES, CALIFORNIA 90071-2007

                                  June 6, 1997




Ralphs Grocery Company
1100 West Artesia Boulevard
Compton, California 90220

             Re:      Ralphs Grocery Company
                      Registration Statement on Form S-4 (File No. 333-      )
                      --------------------------------------------------------

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") referenced above, which you have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $155,000,000 principal amount of 11% Senior Subordinated Notes due 2005 (the "Exchange Notes"), to be offered and issued by Ralphs Grocery Company (the "Company"), together with guarantees of the Exchange Notes (the "Guarantees") by Alpha Beta Company, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Co., Cala Foods, Inc., Crawford Stores, Inc., Food 4 Less of California, Inc., Food 4 Less GM, Inc., Food 4 Less Merchandising, Inc. and Food 4 Less of Southern California, Inc. (collectively, the "Guarantors").

         We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Exchange Notes, the Guarantees and the Indenture pursuant to which the Exchange Notes and Guarantees are to be issued. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.





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Ralphs Grocery Company
June 6, 1997
Page 2

         We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

         Based upon the foregoing, we are of the opinion that, upon issuance thereof in the manner described in the Registration Statement, the Exchange Notes will be legally valid and binding obligations of the Company and the Guarantees will be legally valid and binding obligations of the Guarantors, in each case except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

         We consent to you filing this opinion as an exhibit to the Registration Statement.


                                                   Very truly yours,

                                                   LATHAM & WATKINS